EXHIBIT 23.1

JOSEPH I. EMAS

ATTORNEY AT LAW

525 93 Street

Surfside, Florida 33154

 (305) 531-1174

jiemas@josephiemaspa.com

August 5, 2022

Zerify, Inc.

1090 King Georges Post Road, Suite 603

Edison, NJ 08837

Re: Form S-1 for Zerify, Inc.

Ladies and Gentlemen:

The Law Offices of Joseph I. Emas, P.A. has acted as special counsel for Zerify, Inc., a Wyoming corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of up to 50,000,000 shares of common stock of the Company (the “Registered Shares”) issuable upon exercise of a common stock purchase option granted to the Selling Shareholders by the Company.to be offered for sale by the Selling Shareholders under the Securities Act of 1933. We have examined the Company’s articles of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Wyoming law including the statutory provisions, all applicable provisions of the Wyoming Constitution and reported judicial decisions interpreting those laws. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Wyoming, with corporate power to conduct its business as described in the Registration Statement. The shares of Common Stock and shares of Preferred Stock currently issued and outstanding are duly authorized and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Wyoming (Chapter 16 of the Wyoming Business Corporation Act, including Article 6). The Registered Shares, issuable upon the occurrence of certain events as set forth in the Registration Statements, when issued in the manner described in the Registration Statement, will be duly authorized and validly issued as fully paid and non-assessable pursuant to the corporate law of the State of Wyoming (Chapter 16 of the Wyoming Business Corporation Act, including Article 6).

This opinion includes my opinion on Wyoming law including the Wyoming Constitution, all applicable provisions of Wyoming statutes, and reported judicial decisions interpreting those laws.

Surfside	Ottawa

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “INTERESTS OF NAMED EXPERTS AND COUNSEL” in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

Sincerely,

/s/ Joseph I. Emas
Joseph I. Emas

Surfside	Ottawa

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